Exhibit 99.1

NEWS RELEASE

For immediate release

Navient Names David Yowan as President and CEO

WILMINGTON, Del., May 15, 2023 — Navient (Nasdaq: NAVI), a leader in technology-enabled education finance and business processing solutions, announced today that David L. Yowan, a member of the Navient board of directors and formerly corporate treasurer for American Express, has been appointed president and CEO of the company. He succeeds Jack Remondi in this role, effective May 15. Remondi, whose director term expires as of the 2023 Annual Meeting of Shareholders on May 25, will not be renominated to the board at the Annual Meeting.

“With more than 40 years of finance industry experience, and after six years on the Navient board, Dave Yowan brings significant financial and strategic expertise and strong leadership skills to his new role,” said Linda Mills, chair of the board. “We are confident that his deep understanding of Navient’s business operations, culture, challenges and opportunities, as well as a proven track record in transformational change, will help enable us to deliver exceptional results for our customers, investors and other stakeholders.”

Mills continued, “We are grateful to Jack for his years of service, his leadership over many significant transitions and his commitment to Navient and its employees.”

Yowan said, “Navient has a proven history of evolving its business to best support the financial success of its customers. I am excited to work closely with the board and management team to undertake an in-depth review of our businesses and develop impactful strategies to deliver strong results for our shareholders. We will remain focused on and accelerate our efforts to simplify the company and make it more efficient, increase the cash flows to shareholders from our legacy loan portfolios, and identify ways to maximize the value of our growth businesses.”

About David L. Yowan

David L. Yowan has been a director of Navient since April 2017. He has chaired the Audit Committee and served on the Risk Committee. He was previously Executive Vice President and Corporate Treasurer of American Express. He brings over 40 years of experience in risk management, balance sheet management, funding and liquidity, and in integrating financial management with business strategy. During his time at American Express, he played a key role in navigating the financial crisis of 2008-2009. He led a significant transformation of the company’s funding profile and the transition of American Express into a bank holding company. Prior to joining American Express in 1999, Yowan spent time at Citicorp in its global consumer banking business and before that at the Ayco Corporation, now a part of Goldman Sachs.

Yowan earned a bachelor’s degree in economics from the College of William & Mary and a Master’s of Management from the Kellogg School at Northwestern University.

About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education, health care and government. Learn more at Navient.com.

Contact:

Media: Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors: Jen Earyes, 703-984-6801, jen.earyes@navient.com